Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Naked Brand Group Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 28, 2016, relating to the consolidated financial statements of Naked Brand Group Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

BDO USA, LLP

New York, New York

October 4, 2016